EXHIBIT 99.1

FEDERAL TRADE COMMISSION PUBLISHES PROPOSED SETTLEMENT AGREEMENT WITH ASPEN TECHNOLOGY

AspenTech to Retain Rights to Hyprotech Assets

Cambridge, MA—July 15, 2004—Aspen Technology, Inc. (Nasdaq: AZPN) today announced that the Proposed Consent Decree to settle the proceedings brought against the Company regarding its acquisition of Hyprotech, Ltd., has been accepted for public comment by the commissioners of the Federal Trade Commission (FTC).  Final approval of the consent decree will be determined after a 30-day public comment period.

“We are very pleased to obtain this initial acceptance of a settlement agreement that would resolve the proceeding and eliminate the ongoing uncertainty and associated legal expenses of this case,” said David McQuillin, President and CEO of AspenTech.  “Under the agreement, we would be able to continue to sell and develop our comprehensive offering of process industry software products, including key products we acquired with the acquisition of Hyprotech.  We believe this settlement is on terms favorable to AspenTech, its customers and its shareholders, and we are eager to move forward to maintain our commitments to customers to provide consistently excellent products, services, support and new innovations.”

Under the proposed settlement agreement, AspenTech would agree to sell its operator training services business and rights to the Hyprotech product line to an FTC-approved buyer.  AspenTech would otherwise retain rights to continue selling and developing all of the engineering software products acquired in its acquisition of Hyprotech, such as the HYSYS family of products, but not including AXSYS.  AspenTech would retain all of its other products with the exception of the OTISS product.  Additionally, AspenTech has entered into a definitive agreement to sell its assets and business related to the AXSYS product line to Bentley Systems, which is expected to close within the next ten days.

The order will not become final until after the commissioners issue their final approval following the public comment period.  AspenTech would then be allowed to complete a sale to an FTC-approved buyer within a 60-to-90 day timeframe, as set out in the Proposed Consent Decree.  If AspenTech does not complete a transaction within the relevant time periods, then the FTC may appoint a trustee to carry out the process.

“Regardless of the identity of the final buyer, AspenTech will continue to have full rights to all of our key engineering software products,” continued Mr. McQuillin.  “This important settlement means that our customers will continue to benefit from the delivery of our products, and we will work hard to maintain the level of services, support, and product investment our customers have come to expect from AspenTech.”

After the 30 day public comment period is completed, the FTC commissioners will make a final decision on the settlement.  The FTC decision would be automatically effective upon their final determination which would be published.

“Through our extensive efforts we have been able to work out a positive settlement that has avoided a divesture of Hyprotech,” said David McQuillin.  “Our product roadmap and enterprise operations management (EOM) vision remains intact and we look forward to continuing to deliver software solutions that provide our customers sustainable value for their businesses.”

AspenTech will hold a conference call tomorrow morning, July 16, 2004 at 8:30 AM EDT to discuss the settlement.  The US/Canada conference call dial in telephone number is (877) 239-3024.  The FTC order can be found at http://www.ftc.gov/os/adjpro/d9310/index.htm

About AspenTech

Aspen Technology, Inc. provides industry-leading software and implementation services that enable process companies to increase efficiency and profitability. AspenTech’s engineering product line is used to design and improve plants and processes, maximizing returns throughout an asset’s operating life. Its manufacturing/supply chain product line allows companies to increase margins in their plants and supply chains, by managing customer demand, optimizing production, and streamlining the delivery of finished products. These two offerings are combined to create solutions for enterprise operations management (EOM), integrated enterprise-wide systems that provide process manufacturers with the capability to dramatically improve their operating performance. Over 1,500 leading companies already rely on AspenTech’s software, including Aventis, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, Fluor, Foster Wheeler, GlaxoSmithKline, Shell, and Total. For more information, visit www.aspentech.com.

Certain paragraphs of this press release contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For this purpose, any statement using the term “will,” “should,” “could,” “anticipates,” “believes” or a comparable term is a forward-looking statement.  Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including: AspenTech’s lengthy sales cycle which makes it difficult to predict quarterly operating results; fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in cyclical industries; adverse global economic conditions; AspenTech’s ability to raise additional capital as required; the FTC’s investigation of the Hyprotech acquisition; the outcome of AspenTech’s restructuring plans; intense competition; AspenTech’s need to develop and market products successfully; and other risk factors described from time to time in AspenTech’s periodic reports and registration statements filed with the Securities and Exchange Commission.  AspenTech cannot guarantee any future results, levels of activity, performance, or achievements.  Moreover, neither AspenTech nor anyone else assumes responsibility for the accuracy and completeness of any forward-looking statements.  AspenTech undertakes no obligation to update any of the forward-looking statements after the date of this press release.

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Contacts:

Stephen Doyle

General Counsel

Aspen Technology, Inc.

+1-617-949-1168

stephen.doyle@aspentech.com